Exhibit 99.1

RUBICON TECHNOLOGY, INC. REPORTS THIRD QUARTER

2016 RESULTS OF OPERATIONS

Bensenville, Ill. – November 9, 2016— Rubicon Technology, Inc. (NASDAQ:RBCN), a leading provider of optical and industrial sapphire products, today reported financial results for its third quarter ended September 30, 2016.

The Company’s third quarter results were impacted by the decision made in the quarter to close its Malaysia facility. On September 12, 2016, the Company announced its plans to cease all production activities and shut down its Penang, Malaysia facility. Production activities at the Penang facility are expected to cease by November 30, 2016, with the shutdown of the facility to be completed by the end of the year. The Company’s Malaysia facility has been primarily engaged in producing polished and patterned substrates for the LED market and the decision was made in order for the Company to focus on the optical and industrial sapphire market for the foreseeable future.

Bill Weissman, the Company’s CEO, said, “While margin pressure in the LED and mobile device segments of the sapphire market continue to be severe, there remains good margin opportunity in the optical and industrial segments. We believe that the actions we are taking will improve our operating results, strengthen our cash position and allow us to grow in strategic markets that are better aligned with our strengths while offering stronger margin potential. Once the changes are fully implemented, our revenue will be smaller for a period of time, but the optical and industrial sapphire markets are growing with potential new applications for sapphire emerging.”

The Company reported third quarter revenue of $7.1 million, $3.6 million higher than the prior quarter revenue. Revenue from wafer sales in the third quarter was $5.5 million as compared with $1.8 million in the prior quarter. The higher wafer revenue was the result of increased orders from a key patterned wafer customer along with that customer drawing down all wafers in consignment inventory. Once our Malaysia facility ceases production activities, our wafer revenue will significantly decrease beginning in the fourth quarter of 2016 and into future periods.

One-time charges in the quarter related to the decision to exit the LED market and close the Malaysia facility included; a $10.2 million asset impairment for writing the Malaysia assets down to liquidation value, a write-down of $4.0 million in excess raw material inventory, and $900 thousand in accrued severance. In addition, the Company recorded a write-down of $2.3 million of excess two-inch core inventory, which is sold primarily into the mobile device market, and severance of $180 thousand for reduction of staffing in the U.S.

The Company’s third quarter loss per share was $0.94 as compared with a loss per share of $0.31 in the prior quarter.

About Rubicon Technology, Inc.

Rubicon Technology, Inc. is a vertically integrated advanced materials provider specializing in monocrystalline sapphire for applications in optical and industrial systems. Rubicon has a proprietary technology platform and expertise extending from the preparation of raw aluminum oxide through sapphire crystal growth and fabrication, enabling Rubicon to supply custom sapphire products with superior quality and precision. Rubicon is ISO 9001 certified and ITAR registered.

Further information is available at http://www.rubicontechnology.com.

Forward-Looking Statements

Certain of the statements in this release, particularly those preceded by, followed by or including the words “believes,” “expects,” “anticipates,” “intends,” “should,” “estimates,” or similar expressions, or those relating to or anticipating financial results for periods beyond the end of the third quarter of 2016, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. For those statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, the statements. These risks and uncertainties include our ability to shut down the Malaysia facility without significant delays or obstacles, our ability to sell certain assets, including those in Malaysia and underutilized assets in the U.S., and the prices we receive therefor, the outcome of alternatives we pursue to provide greater value to our stockholders, changes in demand or the average selling prices of sapphire products, the adoption of sapphire as a material in new applications, our successful development and the market’s acceptance of new products, dependence on key customers, our ability to secure new business and retain customers, our ability to successfully qualify our products with customers and potential customers, the outcome of the testing of new products and processes or the testing of our existing products for new applications, our ability to reduce wafer, crystal and other costs, our ability to reduce capital expenditures, potential disruptions in our supply of electricity, changes in our product mix, our ability to protect our intellectual property rights, the competitive environment, the availability and cost of raw materials, the cost of compliance with environmental standards, the ability to make effective acquisitions and successfully integrate newly acquired businesses into existing operations, and other risks and uncertainties described in the Company’s 2015 Form 10-K as amended, for the year ended December 31, 2015, Form 10-Q for the quarter ended March 31, 2016, Form 10-Q for the quarter ended June 30, 2016, Form 10-Q for the quarter ended September 30, 2016 and other filings with the Securities and Exchange Commission. For these reasons, readers are cautioned not to place undue reliance on the Company’s forward-looking statements. Any forward-looking statement that the Company makes speaks only as of the date of such statement, and the Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

CONTACT:

Mardel Graffy

Chief Financial Officer

847-457-3461

Rubicon Technology, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	September 30, 2016 (unaudited)	September 30, 2015 (unaudited)
Assets
Cash and cash equivalents	$16,370	$21,428
Restricted cash	176	167
Short-term investments	—	12,676
Accounts receivable, net	1,978	3,276
Inventories	10,644	23,112
Other current assets	6,809	7,723

Total current assets	35,977	68,382

Property and equipment, net	41,119	59,079
Other assets	624	1,492

Total assets	$77,720	$128,953

Liabilities and Stockholders’ Equity
Accounts payable	$2,263	$2,563
Accrued and other current liabilities	2,727	1,993

Total current liabilities	4,990	4,556

Deferred tax liability	—	9

Total liabilities	4,990	4,565

Stockholders’ equity	72,730	124,388

Total liabilities and stockholders’ equity	$77,720	$128,953

Rubicon Technology, Inc.

Condensed Consolidated Statements of Operations (unaudited)

(in thousands except share and per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
Revenue	$7,086	$5,346	$14,908	$21,362
Cost of goods sold	18,732	9,237	36,024	35,517

Gross loss	(11,646)	(3,891)	(21,116)	(14,155)

General and administrative expenses	1,709	3,037	6,171	7,293
Sales and marketing expenses	395	287	1,147	979
Research and development expenses	803	558	2,034	1,594
Loss on disposal of assets	—	—	126	22
Long-lived asset impairment charge	10,216	39,597	10,481	39,597

Total operating expenses	13,123	43,479	19,959	49,485

Loss from operations	(24,769)	(47,370)	(41,075)	(63,640)

Other (expense) income:
Interest income, expense and other, net	(248)	(1,489)	191	(2,060)

Loss before income taxes	(25,017)	(48,859)	(40,884)	(65,700)
Income tax benefit	216	663	541	576

Net loss	$(24,801)	$(48,196)	$(40,343)	$(65,124)

Net loss per common share:
Basic	$(0.94)	$(1.84)	$(1.53)	$(2.49)
Diluted	$(0.94)	$(1.84)	$(1.53)	$(2.49)

Weighted average common shares outstanding used in computing net loss per common share:
Basic	26,374,516	26,160,308	26,374,516	26,143,948
Diluted	26,374,516	26,160,308	26,374,516	26,143,948

Rubicon Technology, Inc.

Condensed Consolidated Statements of Cash Flows (unaudited)

(in thousands)

	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
Cash flows from operating activities
Net loss	$(24,801)	$(48,196)	$(40,343)	$(65,124)

Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	1,628	3,178	4,919	9,780
Long-lived asset impairment charges	10,216	39,597	10,481	39,597
Other	350	292	1,207	961
Deferred taxes	(217)	(663)	(554)	(584)
Changes in operating assets and liabilities
Accounts receivable	759	4,668	(240)	5,047
Inventories	10,338	(2,301)	11,031	(2,177)
Other assets	880	206	2,276	1,450
Accounts payable	(1,375)	259	(1,045)	(910)
Accrued expenses and other current liabilities	1,736	143	789	55

Net cash used in operating activities	(486)	(2,817)	(11,479)	(11,905)

Cash flows from investing activities
Purchases of property and equipment, net of disposal of assets	65	(459)	(405)	(801)
Proceeds from sales of investments, net of purchases	1,006	537	8,900	7,901

Net cash provided by investing activities	1,071	78	8,495	7,100

Cash flows from financing activities
Loan payable	(1,500)	—	(1,500)	—
Other financing activities	6	28	(7)	12

Net cash (used in) provided by financing activities	(1,494)	28	(1,507)	12

Net effect of currency translation	212	1,395	(355)	1,868

Net decrease in cash and cash equivalents	(697)	(1,316)	(4,846)	(2,925)
Cash and cash equivalents, beginning of period	17,067	22,744	21,216	24,353

Cash and cash equivalents, end of period	$16,370	$21,428	$16,370	$21,428

Rubicon Technology, Inc.

Revenue by Product Group

(in thousands)

	Three months ended September 30, 2016	Three months ended June 30, 2016	Three months ended September 30, 2015
Core
2 Inch	$3	$—	$551
4 Inch	421	689	1,233
6 Inch	—	—	40

Total Core	424	689	1,824

Wafers
Polished	994	488	763
PSS	4,513	1,342	1,373

Total Wafers	5,507	1,830	2,136

R&D	80	112	270
Optical and other	1,075	904	1,116

	$7,086	$3,535	$5,346